Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 12, 2018, Oil States International, Inc. ("Oil States" or the "Company") acquired 100% of the equity interests in GEODynamics, Inc. ("GEODynamics") for total consideration of approximately $615 million (the "Acquisition") consisting of (i) aggregate net cash consideration of $295 million, (ii) issuance of approximately 8.66 million shares of our common stock with a market value of $295 million at closing, and (iii) issuance of a $25 million unsecured promissory note payable (the “Promissory Note”) that bears interest at 2.5% per annum and matures on July 12, 2019.

The cash consideration for the Acquisition and the related fees and expenses was funded primarily with borrowings under our senior secured revolving credit facility (the "Revolving Credit Facility").

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Oil States and GEODynamics, as adjusted to give effect to the Acquisition. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2017, the nine months ended September 30, 2017 and 2016, and the year ended December 31, 2016, give effect to the Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017, gives effect to the Acquisition as if it had occurred on September 30, 2017.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited condensed consolidated pro forma financial data is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the Acquisition occurred on or as of the dates noted above or to project the results for any future date or period.

The Acquisition will be accounted for using the acquisition method of accounting. The unaudited pro forma adjustments reflect adjustments required under generally accepted accounting principles for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. We have not completed the purchase price allocation and these preliminary estimates are subject to revision. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization expense, interest expense and income tax expense.

The unaudited pro forma condensed combined financial statements should be read together with Oil States' historical consolidated financial statements, which are included in Oil States' latest annual report on Form 10-K (December 31, 2016) and quarterly report on Form 10-Q (September 30, 2017), and GEODynamics’ historical consolidated financial statements which are filed as exhibits to the Current Report on Form 8-K with which these unaudited pro forma condensed combined financial statements are filed.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(In thousands)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$65,864	$7,207	$—		$70,567
			(302,504)	(a)
			300,000	(b)
Accounts receivable, net	210,218	31,106	—		241,324
Inventories, net	173,447	36,523	—		209,970
Other current assets	26,464	1,608	—		28,072
Total current assets	475,993	76,444	(2,504)		549,933
Property, plant and equipment, net	508,743	14,513	11,256	(c)	534,512
Goodwill, net	268,917	2,803	414,151	(d)	685,871
Other intangible assets, net	50,105	866	198,134	(e)	249,105
Deferred income taxes	—	1,244	(1,244)	(f)	—
Other noncurrent assets	25,597	185	—		25,782
Total assets	$1,329,355	$96,055	$619,793		$2,045,203

Current portion of long-term debt and capitalized leases	$492	$17,652	$(17,521)	(g)	$623
Accounts payable and accrued liabilities	92,400	14,872	2,000	(h)	109,272
Deferred revenue	22,588	307	—		22,895
Other current liabilities	1,031	2,758	—		3,789
Total current liabilities	116,511	35,589	(15,521)		136,579
Long-term debt and capitalized leases	19,061	1,275	300,000	(b)	344,771
			(565)	(g)
			25,000	(i)
Deferred income taxes	4,592	—	(1,244)	(f)	80,091
			76,743	(j)
Other noncurrent liabilities	22,914	1,661	—		24,575
Total liabilities	163,078	38,525	384,413		586,016
Total stockholders’ equity	1,166,277	57,530	235,380	(k)	1,459,187
Total liabilities and stockholders’ equity	$1,329,355	$96,055	$619,793		$2,045,203

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

Three Months Ended September 30, 2017

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$164,048	$45,838	$—		$209,886
Product and service costs	129,189	25,735	3,790	(l)	158,714
Selling, general and administrative expense	26,843	7,844	(4,675)	(l)	30,012
Depreciation and amortization expense	26,788	—	885	(l)	31,332
			3,659	(m)
Other operating expense, net	(589)	—	—		(589)
Operating income (loss)	(18,183)	12,259	(3,659)		(9,583)
Interest expense, net	(1,074)	(179)	(3,846)	(n)	(5,099)
Other income (loss)	207	(55)	—		152
Income (loss) before income taxes	(19,050)	12,025	(7,505)		(14,530)
Income tax benefit (provision)	4,019	(3,928)	2,739	(o)	2,830
Net income (loss)	$(15,031)	$8,097	$(4,766)		$(11,700)

Basic and diluted net loss per share	$(0.30)				$(0.20)
Weighted average number of common shares outstanding	49,978		8,661	(p)	58,639

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Months Ended September 30, 2017

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$486,917	$117,365	$—		$604,282
Product and service costs	379,949	69,818	10,275	(l)	460,042
Selling, general and administrative expense	84,055	21,485	(12,874)	(l)	92,666
Depreciation and amortization expense	82,552	—	2,599	(l)	96,185
			11,034	(m)
Other operating expense, net	374	—	—		374
Operating income (loss)	(60,013)	26,062	(11,034)		(44,985)
Interest expense, net	(3,127)	(507)	(11,747)	(n)	(15,381)
Other income (loss)	477	(67)	—		410
Income (loss) before income taxes	(62,663)	25,488	(22,781)		(59,956)
Income tax benefit (provision)	15,708	(8,256)	8,315	(o)	15,767
Net income (loss)	$(46,955)	$17,232	$(14,466)		$(44,189)

Basic and diluted net loss per share	$(0.94)				$(0.75)
Weighted average number of common shares outstanding	50,190		8,661	(p)	58,851

Nine Months Ended September 30, 2016

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$524,510	$50,914	$—		$575,424
Product and service costs	400,980	36,561	6,988	(l)	444,529
Selling, general and administrative expense	90,854	13,289	(9,433)	(l)	94,710
Depreciation and amortization expense	89,666	—	2,446	(l)	103,299
			11,187	(m)
Other operating income, net	(4,098)	—	—		(4,098)
Operating income (loss)	(52,892)	1,064	(11,188)		(63,016)
Interest expense, net	(3,803)	(513)	(11,944)	(n)	(16,260)
Other income	462	43	—		505
Income (loss) before income taxes	(56,233)	594	(23,132)		(78,771)
Income tax benefit	20,474	296	8,443	(o)	29,213
Net income (loss)	$(35,759)	$890	$(14,689)		$(49,558)

Basic and diluted net loss per share	$(0.71)				$(0.84)
Weighted average number of common shares outstanding	50,158		8,661	(p)	58,819

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2016

(In thousands, except per share information)

	Oil States Historical	GEODynamics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$694,444	$72,090	$—		$766,534
Product and service costs	526,770	52,201	8,979	(l)	587,950
Selling, general and administrative expense	124,033	19,484	(12,306)	(l)	131,211
Depreciation and amortization expense	118,720	—	3,327	(l)	136,898
			14,851	(m)
Other operating income, net	(5,796)	—	—		(5,796)
Operating income (loss)	(69,283)	405	(14,851)		(83,729)
Interest expense, net	(4,944)	(672)	(15,968)	(n)	(21,584)
Other income	902	94	—		996
Loss before income taxes	(73,325)	(173)	(30,819)		(104,317)
Income tax benefit	26,939	220	11,249	(o)	38,408
Net income (loss)	$(46,386)	$47	$(19,570)		$(65,909)

Basic and diluted net loss per share	$(0.92)				$(1.12)
Weighted average number of common shares outstanding	50,174		8,661	(p)	58,835

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share information)

Note 1 - Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of GEODynamics’ assets acquired and liabilities assumed and conformed the accounting policies of GEODynamics’ to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements include estimated deferred tax liabilities associated with non-deductible intangible assets and property, plant and equipment.  The historical U.S. income tax rate in effect as of September 30, 2017, and for the historical periods presented, was 35% which was the basis for recording the estimated deferred tax liabilities. On December 22, 2017, the United States enacted legislation which resulted in significant changes to U.S. tax and related laws, including a reduction in the corporate income tax rate from 35% to 21% (the rate in effect at the date of the Acquisition). The effect of this tax rate change will be to reduce the level of goodwill and deferred tax liabilities recorded in connection with the Acquisition from amounts presented in the unaudited pro forma condensed combined balance sheet as of September 30, 2017.

The condensed combined pro forma financial information does not reflect the realization of any synergies from the Acquisition following the completion of the business combination.

Note 2 - Transaction Financing

The Company completed the Acquisition for $295 million in net cash consideration, $295 million in common stock consideration and the issuance of a $25 million Promissory Note payable to the previous stockholder. The cash consideration was financed with $300 million of borrowings under our Revolving Credit Facility, together with $5 million of cash on hand, and was offset by cash acquired of $10 million. The equity consideration consisted of 8.66 million shares of Oil States common stock. The Promissory Note bears interest at a fixed rate of 2.5% and matures on July 12, 2019.

Note 3 - Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of GEODynamics' assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of September 30, 2017 (in thousands):

Accounts receivable, net	$31,106
Inventories, net	36,523
Property, plant and equipment	25,769
Intangible assets (Note 4(f))	199,000
Other assets	1,793
Accounts payable and accrued liabilities	(14,872)
Deferred income taxes	(75,499)
Other liabilities	(5,567)
Total identifiable net assets	198,253
Goodwill	416,954
Total net assets	$615,207

Consideration consists of:
Cash, net of cash acquired	$295,297
Oil States common stock	294,910
Promissory Note	25,000
Total consideration	$615,207

This preliminary purchase price allocation, based on GEODynamics' historical balance sheet as of September 30, 2017, has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill, (2) changes in U.S. tax laws subsequent to September 30, 2017, (3) changes in fair values of property, plant and equipment and (4) other changes to assets and liabilities.

Note 4 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects cash consideration paid in connection with the Acquisition, excluding cash acquired.

(b)	Reflects cash proceeds received by the Company through borrowings under the Revolving Credit Facility used to finance the cash portion of the Acquisition.

(c)

Reflects an adjustment of $11.3 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $25.8 million. The estimated useful lives range from three to fourteen years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of GEODynamics’ property, plant and equipment.

The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Three months ended	Nine months ended September 30,		Year ended
	September 30, 2017	2017	2016	December 31, 2016
Estimated depreciation expense	$678	$2,034	$2,034	$2,713
Less: Historical depreciation expense	(861)	(2,485)	(2,318)	(3,157)
Pro forma adjustments to depreciation expense	$(183)	$(451)	$(284)	$(444)

(d)	Reflects adjustments to eliminate GEODynamics’ historical goodwill of $2.8 million and record goodwill associated with the acquisition of $417.0 million as presented in Note 3.

(e)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including customer relationships, technology, trade names, and noncompete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a final detailed valuation analysis of GEODynamics’ intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on preliminary valuation analysis estimates and publicly available transaction data for the industry.

The following table summarizes the preliminary estimated fair values of GEODynamics' identifiable intangible assets, their estimated useful lives and estimated change in amortization expense (in thousands):

	Estimated Fair	Three months ended	Nine months ended September 30,		Year ended
	Value	September 30, 2017	2017	2016	December 31, 2016
Customer relationships (20 years)	$100,000	$1,250	$3,750	$3,750	$5,000
Technology (17 years)	47,000	691	2,074	2,074	2,765
Tradenames (20 years)	34,000	425	1,275	1,275	1,700
Noncompete agreements (3 years)	18,000	1,500	4,500	4,500	6,000
	$199,000	3,866	11,599	11,599	15,465

Less: Historical amortization expense		(24)	(114)	(128)	(170)
Pro forma adjustments to amortization expense		$3,842	$11,485	$11,471	$15,295

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and an increase or decrease to annual amortization expense of approximately $1.1 million, assuming an overall weighted-average useful life of 18 years.

(f)	Reclassifies deferred tax asset into deferred tax liabilities to conform to the presentation used by the Company.

(g)

Reflects adjustments to eliminate the portion of GEODynamics' historical debt not assumed in the Acquisition. As part of the Acquisition, Oil States continued certain capital lease arrangements which totaled $0.8 million as of September 30, 2017.

(h)	Represents accrual of estimated transaction costs of $2.0 million related to the Acquisition.

(i)	Reflects the Promissory Note consideration issued in connection with the Acquisition.

(j)

Adjusts the deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities to $75.5 million results primarily from the fair value adjustments for non-deductible intangible assets and property, plant and equipment based on an estimated combined U.S. federal and state statutory tax rate of 36.5%. Estimates of deferred income tax balances are preliminary and subject to change based on changes in tax laws enacted subsequent to September 30, 2017 and management’s final determination of the fair value of assets acquired and liabilities assumed.

(k)	Represents the elimination of the equity and debt of GEODynamics and the issuance of common shares of Oil States stock in connection with the Acquisition, as follows (in thousands):

Issuance of 8.66 million common shares of Oil States stock	$294,910
Less: Estimated transaction costs accrued for in connection with the Acquisition	(2,000)
Add: GEODynamics debt as of September 30, 2017, not assumed	18,086
Less: GEODynamics stockholders’ equity as of September 30, 2017, as adjusted for debt not assumed	(75,616)
Pro forma adjustment to stockholders' equity	$235,380

(l)

Reclassifies certain costs to conform to the presentation used by the Company between (i) product and service costs, (ii) selling general and administrative expense and (iii) depreciation and amortization expense.

(m)	Reflects adjustments to depreciation and amortization expense based on the preliminary purchase price allocation as of the acquisition date as presented in Note 3. See (c) and (e) above.

(n)

Represents the net increase to interest expense resulting from interest on the Revolving Credit Facility borrowings and Promissory Note issuance used to finance the Acquisition, and extinguishment of GEODynamics historical debt, as follows (in thousands):

	Three months ended	Nine months ended September 30,		Year ended
	September 30, 2017	2017	2016	December 31, 2016
Interest expense on Revolving Credit Facility(1)	$4,025	$11,944	$11,988	$16,013
Interest expense on Promissory Note(2)	—	310	469	627
Less: Historical interest expense related to debt not assumed in the Acquisition	(179)	(507)	(513)	(672)
Pro forma adjustment to interest expense	$3,846	$11,747	$11,944	$15,968

(1)

Borrowings under the Revolving Credit Facility, at the time of the Acquisition, bear interest at LIBOR plus a margin of 1.75%, or at a base rate plus a margin of 0.75%. The incremental pro forma interest expense for the periods presented is calculated based on borrowings of $300 million and an interest rate of 5.25%. A 12.5 basis point change in the variable interest rate would cause an increase or decrease in annual interest expense of $0.4 million.

(2)	The unsecured Promissory Note payable for $25 million, bears interest at 2.5% per annum and matures 18 months following issuance.

(o)	Reflects the income tax effect of pro forma adjustments using an approximate combined U.S. federal and state statutory tax rate of 36.5% in effect for the periods presented.

(p)	Represents the increase in the weighted average number of common shares outstanding in connection with the issuance of Oil States common stock with the Acquisition.